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                                                                 EXHIBIT 10.29


                             DISTRIBUTOR AGREEMENT

This agreement is entered into this 1st day of November, 1998 by and between Alcide Corporation, a Delaware corporation whose offices are located at 8561 154th Ave. N.E., Redmond, Washington (hereinafter "Supplier") and IBA, Incorporated, 27 Providence Road, Millbury, MA 01527 (hereinafter "Distributor").

This Agreement shall be binding on successors, affiliated companies and assigns of Alcide Corporation and IBA, Incorporated.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1.  DEFINITIONS

         As used herein, the term

         1.1 "Contract Term" shall be a four year period starting on the date that this Agreement is signed by both parties.

         1.2 "Product" shall refer to Alcide external udder care products including UDDERgold Plus Germicidal Barrier Teat Dip, 4XLA Pre- and Post-Milking Teat Dip, Pre-Gold Pre-Dip, 4XLA Sprayable Concentrate and Continue Concentrate. Product shall include any refinements or improvements to the existing udder care product line, any new teat dips, and any other topical OTC antimicrobials intended for bovine treatment and introduced into the U.S. market by Alcide Corporation during the term of this Agreement. Product shall also include UDDERgold if that product is reintroduced in the U.S.

         1.3 "Territory" shall be defined as the 48 contiguous states of the United States of America.

     2.  APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

         2.1 Subject to the terms and conditions of this Agreement, Supplier hereby appoints Distributor as non-exclusive distributor of the Product for the Territory. Distributor hereby accepts said appointment and agrees to actively promote and sell the Product.

         2.2 Distributor may appoint agents, dealers or sales representatives to act on Distributor's behalf for sales of the Product in the Territory, provided that any compensation to such agents, dealers or representatives shall be solely Distributor's responsibility.


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         2.3  Distributor covenants that it will maintain this Agreement for the four year Contract Term and will not market an acidified sodium chlorite teat dip product other than purchased directly from Supplier during the term of the Agreement and any extensions thereto. Distributor also covenants that it will advise Supplier one year in advance of its intention to market an acidified chlorite teat dip product. If such notification occurs during the contract term, Supplier may immediately add additional distributors in the Territory.

         2.4 Subject to the terms and conditions of this Agreement, Distributor is authorized to sell the Product purchased from Supplier in such manner, at such prices and upon such terms as Distributor shall determine. Distributor is an independent contractor, not an agent or employee of Supplier.

         2.5 Labeling of the Product shall be mutually determined by the Supplier and Distributor. Any changes to Product labels shall be mutually agreed upon by Supplier and Distributor.

              In any of the Distributor's activities relating to the promotion and sale of the Product, the Supplier's name and trademark shall always be prominently displayed in order to protect Supplier's rights and goodwill in the same. Whenever Supplier's name and trademark are used in advertising and promotional programs, Supplier retains the right to review and approve same. Such agreements shall not be unreasonably withheld by either Supplier or Distributor.

          2.6 All trade names, trademarks and product names under which the Product is sold shall be the property of the Supplier.

     3.  TERMS AND CONDITIONS OF SALE

         3.1 All of Distributor's orders for the Product shall be subject to the terms and conditions set forth in this Section 3 and in the attached Schedule C which provides product pricing; no additional or different terms set forth in Distributor's or Supplier's purchase order, acknowledgment or other forms or correspondence (other than an amendment to this Agreement pursuant to Section 8.1 hereof) shall govern any sales of the Product by Supplier to Distributor.

         3.2 Supplier shall be responsible for labeling, packing and shipping all Product ordered in a form agreed upon between Supplier and Distributor as being appropriate for the Territory and suitable for ready sale to the end user in the Territory. All shipments shall be F.O.B. United States warehousing location and all shipping costs from warehouse shall be at Distributor's expense.

         3.3 Supplier and Distributor have agreed to minimum monthly commitment amounts of product (as set forth in Schedule A attached) to be purchased by Distributor during the


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Contract Term. In addition, Supplier and Distributor have agreed to sales goals (as set forth in Schedule A attached) which exceed the monthly minimums. Goals will be reviewed quarterly so that appropriate marketing strategies can be developed and implemented to facilitate attainment of the goal. Distributor will provide a 12 month forecast of anticipated product purchases, which forecast will be updated quarterly to facilitate Supplier's planning. Monthly purchase orders of at least the defined minimums will be issued by Distributor to Supplier ninety (90) days in advance of the first day of the month in which delivery is to be made.

              The goal amounts listed in Schedule A assume that Supplier will distribute through both IBA and one other national distributor (or regional equivalents) throughout the territory. The Alcide selling prices and terms of sale shall not be such that IBA dealers or distributors (as the case may be) are at a competitive disadvantage in the local marketplace.

              Provided 125% of the annual minimums listed in Schedule A are attained by Distributor, Supplier shall not appoint additional distributors other than described above for any portion of the Territory. In no event will Supplier add more than one additional national distributor (or regional equivalents).

         3.4 Distributor shall make payments to Supplier for Product ordered and received by Distributor within thirty (30) days of invoice billing date.

         3.5 Distributors purchase order for the month of November, 1998 shall be at least the minimum 30,000 gallons plus a one-time stocking order for the West Coast of an incremental 10,000 gallons.

         3.6  Supplier provides the Limited Warranty as described in Schedule
B. Supplier also warrants that Supplier is authorized to enter into this Agreement and to grant to Distributor the rights provided for in Section 2.1. Supplier also warrants that patents and trademarks relating to the Product are owned by Supplier and that the Product is the result of original research of Supplier.

         3.7 Distributor warrants that all advertising and promotional materials developed by Distributor shall be in accordance with descriptions of Product provided by Supplier and, to the best of Distributor's knowledge, shall be accurate in all material respects. Distributor warrants that Distributor is authorized to enter into this Agreement and the same does not and shall not infringe upon any other agreements it may have.

         3.8 The initial purchase prices for Product are listed on Schedule C attached hereto.

              Prices shown in Schedule C may be revised during the term of this Agreement following sixty (60) days prior written notice to Distributor from Supplier.


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         3.9  Provided that the Product has been distributed by IBA in accordance with this Agreement, Alcide shall indemnify and hold harmless IBA and IBA's officers, directors, employees, agents, dealers and sales representatives against any claims by third parties which may arise due to Product defects or defects in instruction and warnings as provided by Alcide or which may arise due to any other breach by Alcide of its warranties set forth in Section 3.6 hereof and attached Schedule B. IBA agrees to indemnify and hold harmless Alcide against any claims by third parties which may arise due to IBA, its officers, directors or employees advising the use of the Product in a manner inconsistent with the stated instructions and warnings on the Product label. Alcide and IBA shall give prompt notice to the other of any claim, threatened claim or litigation which in any way relates to the Product distributed under this Agreement. Alcide and IBA shall provide reasonable cooperation and assistance to each other in the defense of any claim or litigation relating to the use of Product distributed under this Agreement.

     4.  PROMOTIONAL ACTIVITIES

         4.1 Supplier shall regularly advise Distributor of any new developments concerning Product availability and formulation.

         4.2 Distributor shall undertake such advertising and promotional activity relating to Product as is deemed appropriate by Distributor and Supplier to actively promote sales.

         4.3 Within three (3) calendar months of signing of the Agreement, Distributor shall provide to Supplier a complete marketing plan detailing the advertising, promotional and distribution activities to be undertaken in the Territory for the first twelve (12) months of sales.

         4.4 Distributor's subsequent marketing plans shall be provided to Supplier annually at the anniversary date of thisAgreement. A list of major meetings, annual shows, seminars and training programs at which Supplier's participation is desired shall be submitted ninety (90) days in advance by Distributor.

         4.5 A tabulation of Distributor sales by Product and IBA Sales Region shall be provided by Distributor to Supplier at the end of each fiscal quarter.

         4.6 Supplier shall have free access to inserting eight (8) pages of advertising or promotional articles relating to Product in Dairy World magazine for each year of the contract term. Such advertising or promotional material shall be prepared by Distributor based on technical information provided by Supplier.

         4.7 Supplier shall have access to Distributors dealers through participation at each of the Distributors twice a year regional meetings.


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         4.8  Supplier shall have access to each of the Distributor's Area
Sales Managers and shall be afforded the opportunity to discuss Product strategy, new products and promotional ideas with Area Sales Managers in a group meeting at least once during each year of the Agreement.

         4.9 Both Distributor and Supplier recognize that Suppliers lactic acid gel patent expires in April, 1999, and that generic competition may emerge as a result of this event. It is recognized by both Distributor and Supplier that it will be in their mutual interest to defend against such generic competition, and accordingly the parties agree to cooperate in such defense.

     5.  TERM AND TERMINATION

         5.1 Ninety (90) days prior to expiration of this Agreement, Distributor and Supplier shall meet to determine their intentions regarding a new or extended agreement.

         5.2 This Agreement may also be terminated by either party, effective immediately upon notice to the other, in the event that the party to which such notice is sent becomes the subject of any bankruptcy or insolvency proceedings. This Agreement may also be terminated by Supplier effective immediately in the event Distributor is delinquent in payment of invoices, as defined by Paragraph 3.4, by more than thirty (30) days.

         5.3 This Agreement may be terminated by either party in the event there is a material breach of the contract by the other party. The injured party shall give written notice of the breach. The party causing the breach shall then have 60 days to cure the breach. If the breach is not cured within 60 days, the Agreement shall be terminated.

     6.  APPLICABLE LAW.

         This Agreement shall be construed in accordance with the laws of the State of Delaware.

     7.  CONFIDENTIAL INFORMATION

         7.1 A. The Supplier and Distributor agree, with respect to any confidential information received from the other and identified as confidential information, that:

                  (1) the receiving party shall use reasonable care to prevent disclosure of the confidential information to any third party without prior written consent of the disclosing party, and the degree of care taken by the receiving party shall be at least as great as the degree of care which the receiving party takes in protecting its own confidential information; and

                  (2) The receiving party shall not use confidential information disclosed by


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the other party for any commercial purpose other than pursuant to this
Agreement, or publish or disclose it to third persons without the prior written consent of the disclosing party.

              B. Neither party shall have any obligation with respect to any information disclosed by the other party:

                  (1) which is already in the possession of the receiving party at the time of its receipt from the disclosing party;

                  (2) which the receiving party lawfully receives from another person whose disclosure thereof to the receiving party does not violate any rights of the disclosing party;

                  (3) which is or becomes published or otherwise publicly available through no act or omission of the receiving party.

              C.  Upon termination of this Agreement, as provided for in
Section 5, the Distributor and Supplier shall each, upon the written request of the other, return or destroy all materials, copies thereof and extracts therefrom which include any information designated as confidential by the other pursuant to Section 7.1.A. Each may, however, retain for legal archival purposes only, one (1) copy of all such material.

              D. The provisions of this Section 7.1 shall survive termination of this Agreement and remain in full force and effect for a period of three (3) years as to any item of confidential information.

     8.  ENTIRE AGREEMENT

         8.1 This Agreement constitutes the entire agreement between Distributor and Supplier and may be amended only by a written document signed by both parties hereto.

         8.2 Either party may change its address by giving prior written notice to the other party of its new address.

              If to Supplier:          Alcide Corporation
                                       Attn:  Joseph A. Sasenick

              with a copy to:          James R. Lisbakken

              If to Distributor:       IBA, Incorporated
                                       Attn:  Dan Belsito


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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       ALCIDE CORPORATION
                                       ("Supplier")



                                       By  /s/ John P. Richards
                                           --------------------------
                                           John P. Richards
                                       Executive Vice President
                                       Hereunto Duly Authorized

                                       IBA, Incorporated
                                       ("Distributor")



                                       By  /s/ Daniel J. Belsito
                                           --------------------------
                                           Daniel J. Belsito
                                       President
                                       Hereunto Duly Authorized